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Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of DepoMed, Inc. for the registration of up to $60,000,000 of its common stock and to the incorporation by reference therein of our report dated February 21, 2003, with respect to the financial statements of DepoMed, Inc., and our report dated February 23, 2001, with respect to the financial statements of DepoMed Development, Ltd., all such reports included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/  ERNST & YOUNG LLP

Palo Alto, California
September 16, 2003

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS